Exhibit 15.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form F-3 (File No(s). 333-187114 and 333-188261) of our reports dated March 28, 2014 relating to the consolidated financial statements of CNOOC Limited as of and for the year ended December 31, 2013, and the effectiveness of CNOOC Limited's internal control over financial reporting as of December 31, 2013, appearing in this Annual Report on Form 20-F for the year ended December 31, 2013.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
April 17, 2014